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                      September 13, 2022

       Brad Asher
       Chief Financial Officer
       Ayr Wellness Inc.
       2601 South Bayshore Drive, Suite 900
       Miami, FL 33133

                                                        Re: Ayr Wellness Inc.
                                                            Form 40-F for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 30,
2022
                                                            File No. 333-253466

       Dear Mr. Asher:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Life Sciences